LICENCE AGREEMENT

FOR USE OF EXCHANGE INDEX NAME

LICENCE AGREEMENT

for use of exchange index name

made on this day of January 1, 2013  by and between:

Warsaw Stock Exchange with its seat in Warsaw, address: ul. Książęca 4, 00-498 Warsaw, registered by the District Court of the City of Warsaw, KRS number 82312, VAT No. 526-025-09-72, share capital of PLN 41,972,000 fully paid, represented by:

…Adam Maciejewski, Management Board Member…

……Lidia Adamska, Management Board Member…

hereinafter “Licensor”,

and

……DMS Advisors, Inc.…………………………… with its seat in 2619 Leiscz’s Bridge Road, Suite 200, Leesport, PA,  19533, USA

represented by:

………Peter R. Kohli, President...............

.........................................................

hereinafter “Licensee”

who have agreed as follows:

§ 1.

Wherever this Agreement refers to:

1)

Exchange Indices – this is understood as the descriptions and names of exchange indices calculated and published by the Warsaw Stock Exchange, which are the intellectual property of the Licensor, referred to in the publication mentioned in § 3 of the Agreement;

2)

Exchange Index – this means the description and name of each Exchange Index listed in Appendix 1;

3)

Limited Licence – this means the type of Exchange Index licence which authorises the use of the Exchange Index in relation to issuing, offering, promoting and introducing to trading a single specific financial instrument based on that index;

4)

Licensee’s Order – this means a document signed by the parties as per Appendix 1 to the Agreement, which specifies the Exchange Index subject to the licence granted by the Licensor, the type of licence, and the type of financial instrument based on the Exchange Index;

5)

Agreement – this means this present licence agreement.

§ 2.

1.

The Licensor represents that the descriptions and names of Exchange Indices are legally protected intellectual property of the Licensor, who holds the exclusive right to use them in business transactions.

2.

The names of Exchange Indices are trademarks composed of words or words and images registered by the Licensor. Furthermore, the descriptions and names of Exchange Indices are protected by copyright law and the copyright in them is held by the Licensor.

3.

The Licensor’s rights in Exchange Indices referred to in point 2 are neither limited nor encumbered with any rights of third parties. The Licensor holds all rights necessary to grant the licence and the execution of the Agreement does not infringe on any intellectual property rights of third parties.

4.

The Licensor reserves the right to grant a licence to use Exchange Indices to entities other than the Licensee, including exclusive licences for a specific type of financial instruments.

§ 3.

The Licensor calculates Exchange Indices according to the methodology described in the Licensor’s publication “Indeksy Giełdy Papierów Wartościowych w Warszawie” (“Warsaw Stock Exchange Indices”) available on the Licensor’s website at www.gpw.pl. The Licensor reserves the right to modify the methodology and the content of the publication and shall inform the Licensee in writing of any such modification. Modification of the Exchange Indices methodology or the publication is not an amendment to the Agreement.

§ 4.

1.

Under the Agreement, the Licensor authorises the Licensee to use the description and name of the Exchange Index specified in Appendix 1 to the Agreement within the scope of the type of licence specified in the Appendix.

2.

The Licensor grants the licence for a determined period as per Appendix 1 to the Agreement, which is a non-exclusive licence without the right to grant a sub-licence.

3.

Within the scope of the granted licence, the Licensee is authorised to use the Exchange Index in order to announce material features and characteristics of an issued instrument in its name, information materials, issue prospectuses, and other publications related to issuing, offering, promoting and trading a financial instrument based on the Exchange Index, subject to § 6 of the Agreement.

§ 5.

1.

The Licensee shall use the Exchange Index only for the purpose set out in the Agreement.

2.

The Licensee shall not infringe on the Licensor’s intellectual property rights in Exchange Indices.

3.

The Licensee shall issue, offer and trade in the financial instrument based on the Exchange Index in compliance with the legislation of the country where such activities are performed and with the Agreement.

4.

Material features of the financial instrument issued on the basis of the Exchange Index under the licence shall conform to the description provided by the Licensee in writing prior to the execution of the Agreement. The Licensee shall also inform the Licensor of the mode of use of the description and name of the Exchange Index.

§ 6.

1.

Whenever it uses the Exchange Index according to the Agreement, the Licensee shall insert in all information, promotion and trade materials concerning the financial instrument issued on the basis of the Exchange Index a clause excluding the liability of the Licensor in the wording set out in Appendix 2 to the Agreement and completed as the case may be. The Licensor may unilaterally modify the wording of the clause without respecting the procedure set out in § 14 of the Agreement. Such modification shall enter into force on a date specified by the Licensor, but not earlier than 6 months after the Licensee’s receipt of a written notice of the modification, and shall apply to information, promotion and trade materials prepared after that date.

2.

The clause referred to in point 1 may be translated by the Licensee into other languages. Any other modification of the wording of the clause by the Licensee shall require written consent of the Licensor.

3.

In the case referred to in § 13.3, the Licensee shall agree with the Licensor the wording of the relevant clause of message for purchasers of financial instruments issued by the Licensor.

4.

In case of financial instruments issued, offered or promoted in the territory of the United States of America, the name of the Exchange Index shall be accompanied by the symbol ®.

§ 7.

1.

The Licensor shall calculate the values of Exchange Indices using best efforts and according to the methodology referred to in § 3 of the Agreement.

2.

The Licensor shall publish the values of Exchange Indices according to the practice adopted on the Warsaw Stock Exchange. Real-time electronic provision of the values of the Exchange Index by the Licensor to the Licensee is not covered by the Agreement.

3.

The Licensor shall provide all necessary information concerning the Exchange Index covered by the Licence on request of the Licensee.

§ 8.

1.

The Licensor shall have no liability for any loss resulting from errors arising in the calculation of the values of Exchange Indices or their publication or any delay in their calculation or publication, however it shall use best efforts to avoid such errors and delay and in case of detection of any errors – to eliminate them forthwith.

2.

The Licensor shall have no liability for any loss resulting from any calculated and published value of the Exchange Index caused by mechanical, electric or transmission failures, power failures, or malfunction of any computer hardware or software used to calculate or publish the Exchange Index, or any other reasons beyond the control of the Licensor, except where such loss results from wilful action or gross negligence of the Licensor.

3.

The Licensor shall have no liability for any loss resulting from the Licensee’s use of Exchange Indices, in particular for any claims related to issued financial instruments based on the Exchange Index.

4.

The Licensor shall have no liability for any loss resulting from failure to perform or inadequate performance of any obligation under this Agreement due to force majeure.

5.

The Licensee shall have full liability for any loss resulting from use of the Exchange index in violation of the Agreement, in particular infringement of the Licensor’s intellectual property rights.

§ 9.

1.

Exclusion of the Licensor’s liability referred to in § 8.3 does not apply in case of the Licensor’s misrepresentation under § 2.1-3.

2.

In case of any claims of third parties against the Licensee resulting from the Licensor’s misrepresentation under § 2.1-3, the Licensor shall satisfy such claims, provided that the Licensee has used the object of the Licence according to the Agreement and the claims of the third party are ascertained in a legally valid court decision. The Licensee shall immediately notify the Licensor of any such claims and shall co-operate with the Licensor in its defence.

§ 10.

1.

In respect of the granted licence, the Licensee shall pay a fixed licence fee (Fixed Fee) and variable licence fee (Variable fee) in an amount set out in Appendix 1 to the Agreement. VAT shall be added to the licence fee at each time at a rate determined in applicable legislation.

2.

The Fixed Fee may be modified by the Licensor on an annual basis at 1 January. The Licensor shall notify the Licensee of any such modification by sending a new price list or information about the modified Fixed Fee with a notice of 4 months before it is introduced. Such modification may be made unilaterally by the Licensor without respecting the procedure set out in § 14 of the Agreement.

3.

The Licensee shall pay the Fixed Fee and Variable Fee within 30 days after the date of issue of the Licensor’s invoice to a bank account specified in the invoice. The payment date is the date when the Licensor’s account is credited.

4.

The Fixed Fee shall be charged in advance in the full amount at the beginning of each calendar year and shall not be repaid in case of early termination of the Agreement pursuant to point § 13.4.

5.

The Variable Fee shall be paid in accordance with Appendix 1 to the Agreement.

6.

If the Licensee fails to pay a fee within the time limit set out in point 3, the Licensor shall call on the Licensee to pay the fee and set an additional 7-day period for payment, after which, if the fee is still not paid, the Licensor may terminate the Agreement effective immediately. With the payment of a delayed licence fee, the Licensee shall pay interest on its amount at the statutory rate for each day of delay.

§ 11.

The Licensee shall not assign any rights resulting from this Agreement to any third party.

§ 12.

1.

The Parties shall keep confidential and not disclose without the consent of the other Party all information obtained in connection with the process of concluding and implementing this Agreement which may constitute business secret of the Party as well as the terms of the Agreement.

2.

The confidentiality obligation shall not apply where disclosure is required by unconditionally applicable legislation or by order of a competent authority based on such legislation.

3.

Company secret is understood by the Parties as unpublished technical, technological, organisational information, company plans and projects, and other information of economic value, which the other Party has taken necessary steps to keep confidential.

§ 13.

1.

The Agreement is concluded for the term of the granted Licence set out in Appendix 1.

2.

The Agreement may be terminated by either Party with a three-month notice effective at the end of a calendar year provided that the Variable Fee for that year is paid.

3.

If the Licensor terminates this Agreement pursuant to point 2 for reasons other than the Licensee’s default under the Agreement or amendment of applicable legislation, the Agreement shall be extended, at the written request of the Licensee, only for financial instruments issued by the Licensee under the Agreement prior to its termination and for a period not longer than until their maturity or cancellation date under the terms of issue of such financial instruments, and for financial instruments with no specific date of maturity or cancellation for a period agreed by the Parties – in each case subject to continued payment of the Fixed Fee and Variable Fee in accordance with § 10 of the Agreement, however the Licensor shall not be required to calculate and publish the Exchange Index if the Agreement is terminated due to the Licensor’s decision to discontinue the calculation and publication of that Exchange Index.

4.

The Agreement may be terminated by the Licensor effective immediately if the Licensee is in default under the Agreement. The termination of the Agreement by the Licensor according to this procedure shall be preceded by a written call on the Licensee to modify its performance of this Agreement within a set time limit not shorter than 14 days.

5.

In case of termination or expiration of the Agreement the licence expires, also in relation to financial instruments issued prior to the date of the termination or expiration of the Agreement.

§ 14.

Any modifications and alterations of this Agreement may be made by written agreement of the Parties and shall otherwise be null and void subject to the provisions of § 6.1 and § 10.2.

§ 15.

1.

Provisions of the Polish law apply in matters not regulated by the Agreement.

2.

Any disputes arising in connection with the Agreement shall be resolved by a court with jurisdiction over the seat of the Licensor.

§ 16.

1.

This Agreement has been drawn up in two identical copies, one copy for each Party.

2.

The following are an integral part of this Agreement:

Appendix 1 – Licensee’s Order

Appendix 2 – Clause excluding the Licensor’s liability

LICENSOR

LICENSEE

__ss/Adam Maciejewski

_ss/Peter R. Kohli____

__ss/Lidia Adamska

_____________________

Appendix 1

to Licence Agreement for use of exchange index name dated ……………….

Licensee’s Order

Licence type	Licence period	Instrument type	Exchange Index	Annual licence fee (PLN) net
Limited - the Licence covers only the mutual fund specified in The Term Sheet which constitutes an integral part of this Appendix 1 to the Agreement	An indefinite period of time starting from Feb. 1, 2013	Mutual Fund available for US citizens only and not traded on any venues	WIG20

1)

The Fixed fee in amount of 42 000 PLN  subject to modification made by the Licensor according to § 10.2.of the Agreement

and

2)

The Variable Fee in the amount equal to the difference between the Fixed Fee referred to in point 1 and 5 bps of AUM as of the last day of the year – this amount will be paid after the end of each year of the Agreement, on the basis of an additional invoice issued by Licensor after receiving information on a value of AUM from the Licensee if a fee resulting from AUM will be higher than a Fixed Fee in that year.

The Licensee shall notify the Licensor in writing about  a value of AUM as of the last day of the year within 5 working days of the new year.

Appendix 2

to Licence Agreement for use of exchange index name

Clause excluding the Licensor’s liability

“The Index (Exchange Index name) is calculated and published by the Warsaw Stock Exchange (“WSE”). The index name is the WSE’s intellectual property and a protected trademark registered by the WSE; (issuer name) uses it under a granted licence. The WSE is not the issuer of (financial instrument name), and the product is not sponsored, offered, promoted or authorised in any way by the WSE. The WSE has no liability for any loss incurred in relation to investment in financial instruments based on the value of exchange indices.”